Exhibit 11

                    COMPUTATION OF EARNINGS PER SHARE

(Amounts in thousands except
 per share amounts)
                                  March 26, 1994       March 27, 1993
PRIMARY
NET INCOME                           $ 31,156              $21,918
WEIGHTED AVERAGE COMMON
SHARES AND OTHER COMMON
STOCK EQUIVALENTS:
     COMMON STOCK OUTSTANDING         483,707               483,696
     STOCK OPTIONS                          0                     0

                                      483,707               483,696

  (*)  SHARES USED IN COMPUTATION     483,707               483,696

PRIMARY EARNINGS PER SHARE           $  .0644              $  .0453

FULLY DILUTED
NET INCOME                           $ 31,156              $ 21,918
ELIMINATION OF INTEREST EXPENSE,
 NET OF RELATED TAX EFFECT,
 APPLICABLE TO 5% CONVERTIBLE
 SUBORDINATED DEBENTURES DUE 2003         807
ADJUSTED INCOME APPLICABLE TO
 COMMON STOCK                        $ 31,963

WEIGHTED AVERAGE COMMON
SHARES AND OTHER COMMON
STOCK EQUIVALENTS:
      COMMON STOCK OUTSTANDING        483,707               483,696
      STOCK OPTIONS                         0                     0
      SHARES ISSUABLE UPON
      CONVERSION OF 5% CONVERTIBLE
      SUBORDINATED DEBENTURES DUE
      2003 (AS OF DATE OF ISSUE        14,557                     0
        JUNE 14, 1993)
                                      498,264               483,696

   (*) SHARES USED IN COMPUTATION     498,264               483,696

FULLY DILUTED EARNINGS PER SHARE     $  .0641              $  .0453



(*)Note: Dilution is less than 3%. Therefore, common stock equivalents have been excluded from the total weighted average common shares.


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